Exhibit 4.1

DESCRIPTION OF COMMON STOCK

General

We may issue an aggregate of 4,500,000,000 shares of common stock, par value $0.01 per share. We may also issue an aggregate of 200,000,000 shares of preferred stock, par value $0.01 per share. No shares of preferred stock have been issued.

The principal United States market for our common stock is the New York Stock Exchange, where it is traded under the symbol “SLB.”  Our common stock is also listed for trading on the Euronext Paris.

The following description of our common stock is not complete and is qualified in its entirety by reference to our Articles of Incorporation and Amended and Restated By-Laws, each as amended to date and filed as exhibits to our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

Dividend Rights

All outstanding shares of common stock (i.e., shares not held by us) are entitled to participate equally and receive dividends that may be paid out of available profits of the preceding fiscal year or years or distributions out of contributed surplus capital reserves. All accumulated and unpaid dividends payable on preferred stock (if issued and outstanding) must be paid prior to the payment of any dividends on the common stock. The amount of dividends payable with respect to any fiscal year is determined by Schlumberger stockholders at the annual general meeting following such fiscal year, except that our board of directors may allocate such part of the earnings to the retained earnings reserves as it deems fit and may declare interim dividends and may declare and make distributions out of retained earnings reserves or out of contributed surplus capital reserves. Any such distribution can only occur if, at the time of distribution, our “equity” (i.e., our net asset value) at least equals the nominal capital (i.e., the aggregate par value of our outstanding shares) and as a result of the distribution will not fall below the nominal capital.

Voting Rights

Entitlement to Vote. Each holder of common stock and each holder of preferred stock (if issued and outstanding) is entitled to one vote for each share registered in that holder’s name. Voting rights may be exercised in person or by proxy.

Quorum. No action may be taken at any general meeting of Schlumberger stockholders unless a quorum consisting of the holders of at least one-half of the outstanding shares entitling the holders thereof to vote at such meeting are present at such meeting in person or by proxy. If a quorum is not present in person or by proxy at any general meeting of Schlumberger stockholders, a second general meeting will be called in the same manner as the original meeting of stockholders, to be held within two months, at which second meeting, regardless of the number of shares represented (subject to certain limitations in the event of a disposition of our assets or our liquidation or the amendment of our Articles of Incorporation), valid resolutions may be adopted with respect to any matter stated in the notice of the original meeting and also in the notice of the second meeting or which by law is required to be brought before Schlumberger stockholders despite the absence of a quorum.

Required Vote. In general, any action requiring the approval of Schlumberger stockholders may be authorized by a majority of the votes cast (excluding any abstentions) at any meeting at which a quorum is present (subject to the quorum exception described above).

No action to amend our Articles of Incorporation or to dissolve us can be taken, however, unless such action is approved by the holders of at least a majority of the shares outstanding and entitled to vote. In addition, holders of preferred stock (if issued and outstanding) would have additional rights to vote as a class on certain amendments to our Articles of Incorporation that would adversely affect the preferred stock.

The sale or disposition of all or substantially all of our assets must be approved by the holders of at least a majority of the shares outstanding and entitled to vote, except that under our Articles of Incorporation this requirement does not apply to a reorganization or rearrangement of us or any of our subsidiaries or any of our assets in any transaction that does not result in any diminution of the beneficial interest of Schlumberger stockholders in our assets.

Under our Articles of Incorporation, our board of directors may move our corporate seat to, or convert us into a legal entity under the laws of, another jurisdiction, and may change our corporate domicile from Curaçao to another jurisdiction to the extent allowed by applicable law. In certain cases, stockholder approval of such action may not be required under applicable law.

Preemptive and Other Rights

The shares of common stock do not carry any preferential, preemptive or conversion rights, and there are no redemption provisions with respect to the common stock. The shares of preferred stock (if issued and outstanding) would not carry any preemptive rights, but our board of directors could specify conversion rights, redemption provisions and (within limits) liquidation preferences with respect to one or more series of preferred stock. The board of directors may grant contract rights to acquire shares of our capital stock.

Rights upon Liquidation

In the event of liquidation, each share of common stock is entitled to equal rights after satisfaction of any preferred stock liquidation preference.

Repurchases of Common Stock

We may for our own account purchase shares of common stock so long as one share of common stock remains outstanding and our equity before and after such a purchase at least equals its nominal capital.

Governance Provisions and Anti-Takeover Effects

Available but Unissued Preferred Stock

The board of directors has the authority to issue shares of preferred stock in one or more series with such terms as the board determines, provided that they satisfy the provisions set forth in our Articles of Incorporation, including that the preferred stock: (1) may be issued for not less than par value and not less than fair value taking into account the terms and conditions of such preferred stock, (2) would be subject to maximum and minimum dividend rates, (3) would be entitled to one vote per share, (4) would be entitled to receive certain liquidation preferences, (5) may contain provisions allowing it to be converted into common stock or certain other securities, and (6) may contain optional or mandatory redemption provisions.

Election and Removal of Directors

Directors are elected at a general meeting of stockholders by a majority of votes cast by stockholders entitled to vote, except that directors are to be elected by a plurality of voting power in certain elections where the number of nominees exceeds the number of directors to be elected. The number of directors constituting the whole board of directors may not be fewer than five nor more than 24, as fixed from time to time by the board of directors, subject to approval of stockholders of the Company. The maximum number of persons constituting the whole board of directors will, until changed at any succeeding general meeting of stockholders, be the number so fixed. If the number of directors elected by stockholders is smaller than the maximum number of directors as fixed by the board of directors in accordance with our Articles of Incorporation, the board of directors may be authorized, but not obligated, to appoint additional directors such that the total number of directors does not exceed the maximum number of directors as fixed by the board of directors and approved by our stockholders, any such appointment to be effective until the next annual general meeting of stockholders. Directors may be suspended or dismissed at any general meeting of stockholders. A suspension automatically terminates if the person concerned has not been dismissed within two months after the day of suspension.

Stockholder Meetings

In accordance with applicable law, all general meetings of Schlumberger stockholders must be held in Curaçao. The annual general meeting of Schlumberger stockholders is held on a date determined from year to year by the board of directors, for the purpose of electing directors, reporting on the course of business during the preceding fiscal year, approving of the balance sheet and the profit and loss account for the preceding fiscal year and for any other purposes required by law or as may be stated in the notice of such meeting. Special general meetings of Schlumberger stockholders may be called at any time upon the direction of the Chairman, the Vice Chairman, the Chief Executive Officer, the President or the board of directors. Special general meetings of stockholders may also be called (i) by one or more Schlumberger stockholders representing at least 10% of the votes that can be cast on the topics they wish to be addressed at such meeting and that have a reasonable interest in having such meeting convened, (ii) by one or more holders of shares representing in the aggregate a majority of shares then outstanding and (iii) in certain circumstances if all of the directors are prevented from or incapable of serving, by any person or persons holding in the aggregate at least 5% of the outstanding shares of common stock for the purpose of electing a board of directors.

Stockholder Action by Written Consent

Under Curaçao law, stockholders may not act by written consent without a meeting, unless all directors and all stockholders entitled to vote on the matter have consented to the taking of such action by the general meeting of stockholders by written consent.

Notice Requirements for Stockholder Business and Nominations

For stockholder proposals to be introduced for consideration at an annual general meeting of stockholders other than pursuant to Securities Exchange Act Rule 14a-8 and for stockholder candidates to be nominated for election as directors other than pursuant to our proxy access bylaw provisions, notice generally must be delivered to the Secretary of Schlumberger at our executive offices not later than 120 days nor earlier than 150 days before the first anniversary of the date of the preceding year’s annual general meeting of stockholders.  Any such notice must otherwise satisfy the requirements of our Restated By-Laws.

Amendments to the Restated By-Laws

The Restated By-Laws may be amended only by the vote of a majority of the board of directors.

Buy-Out

Under our Articles of Incorporation, any one person, or any two or more legal entities belonging to the same group, holding shares representing at least 90% of our equity can require the remaining stockholders to transfer their shares as provided by and in accordance with the provisions of Curaçao law. This provision is somewhat similar to statutes that exist in Delaware and most U.S. states, which typically allow the owner or owners of 90% of a company’s outstanding equity to effect a “short-form” merger. In order to effect a compulsory share transfer, the owner or owners of 90% of our outstanding equity would have to institute an action in a Curaçao court and pay the transferring stockholders the value of the shares to be transferred as determined by the judge (based on the advice of one or three experts). A judge can deny a request for a compulsory share transfer if a stockholder would suffer serious material damage through the transfer.

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